SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 29, 2013 (October 2, 2013)
Date of Report (Date of earliest event reported)

Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34955	391726871
(Commission File Number)	(IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)

800-252-8982
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 2, 2013, Anchor BanCorp Wisconsin Inc. (the "Company") filed a Certificate of Amendment to its Certificate of Incorporation (the "Amendment") with the Secretary of State of the State of Delaware in order to effect a 1-for-200 reverse stock split (the "Reverse Stock Split") of the Company's issued and outstanding common stock, par value $0.01 per share (the "Common Stock").  The Reverse Stock Split was approved by the Company's Board of Directors at a special meeting on September 25, 2013 and was approved by the Company's stockholders by written consent on October 1, 2013.  The Reverse Stock Split became effective on October 2, 2013 (the "Effective Time").

The Amendment provides that at the Effective Time, every 200 shares of the Company's issued and outstanding Common Stock was automatically combined into one issued and outstanding share of the Company's Common Stock, without any change to the par value per share.  Fractional shares were issued as a result of the Reverse Stock Split.  In addition, the Amendment reduced the number of authorized shares of stock from 2,000,000,000 to 12,000,000, consisting of 11,900,000 shares of Common Stock and 100,000 shares of preferred stock ("Preferred Stock").

After the Reverse Stock Split, the Company's Common Stock will have the same proportional voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock prior to the effectiveness of the Reverse Stock Split.  There were no shares of Preferred Stock issued or outstanding at the Effective Time.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment attached hereto as Exhibit 3.1, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits
(d)
Ex. 3.1	Certificate of Amendment to the Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on October 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCHOR BANCORP WISCONSIN INC.

Date: November 29, 2013	By:	/s/ Mark D. Timmerman
		Name:	Mark D. Timmerman
		Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit	Description

Ex. 3.1	Certificate of Amendment to the Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on October 2, 2013